Exhibit 99.1

Press Release

AMSC REPORTS SECOND QUARTER

FISCAL 2008 FINANCIAL RESULTS

•	Revenues Increased 87 Percent Year Over Year

•	Fiscal 2008 Revenue and Net Income Forecasts Reconfirmed

•	Company Expects to Achieve Profitability on a GAAP Basis in Fourth Fiscal Quarter

DEVENS, Mass., November 4, 2008 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for the second quarter ended September 30, 2008.

Revenues for the second quarter of fiscal 2008 were a record $40.4 million, an 87 percent increase from $21.6 million in revenues for the second quarter of fiscal 2007. Gross margin for the second quarter of fiscal 2008 was 26.5 percent, which compares with 26.0 percent for the second quarter of fiscal 2007.

The company’s net loss for the second quarter of fiscal 2008 was $4.1 million, or $0.10 per share. This compares to a net loss for the second quarter of fiscal 2007 of $6.7 million, or $0.17 per share. Net loss in each period includes non-cash, pre-tax charges for amortization of acquisition-related intangibles and stock compensation as well as mark-to-market adjustments on a stock warrant that was exercised in full in August 2008. Such items totaled $2.3 million for the second quarter of fiscal 2008, compared to $4.0 million for the second quarter of fiscal 2007.

AMSC generated a positive $0.3 million in cash from operations for the second quarter of fiscal 2008. Cash, cash equivalents, marketable securities and restricted cash at September 30, 2008 were $128.9 million, a decrease of $2.6 million from $131.5 million at June 30, 2008. Nearly $2 million of this sequential decrease is due to a foreign-exchange related revaluation of euro-denominated cash balances.

Earnings before interest, taxes, other income and expense, depreciation, amortization and stock-based compensation (EBITDAS) were a positive $1.1 million for the second quarter of fiscal 2008. This compares to an EBITDAS loss of $2.3 million for the second quarter of fiscal 2007. Please refer to the financial schedules attached to this press release for reconciliation of EBITDAS to GAAP net loss.

The company reported backlog as of September 30, 2008 of approximately $597 million compared with $634 million as of June 30, 2008 and $180 million as of September 30, 2007. Nearly $8 million of the sequential decline is attributable to a foreign exchange-related revaluation of backlog.

“We are continuing to execute well on all fronts and expect to achieve profitability on a GAAP basis for the first time in AMSC’s history in the fourth fiscal quarter,” said Greg Yurek, AMSC’s founder and chief executive officer. “The strength of AMSC’s primary markets, our unique offerings and our significant presence in the Chinese wind market positions us for continued solid growth amidst the global economic downturn.”

Financial Forecast

“AMSC is on track to post significant top- and bottom-line improvements for fiscal year 2008,” said David Henry, senior vice president and chief financial officer. “We expect revenues for our third fiscal quarter to be essentially flat relative to the second fiscal quarter due to a strengthening dollar and lower D-VAR® revenues. We also expect a slightly higher net loss in the third quarter due primarily to the mark-to-market stock warrant gain that was included in our second quarter results. Based on our existing backlog, we expect particularly strong fourth quarter revenues as we increase shipments of our wind turbine core electrical components and D-VAR systems. This should enable us to be profitable on a GAAP basis in our fourth fiscal quarter.”

“For full year fiscal 2008, we are confirming our previous forecast of $175 million to $185 million in revenues and a net loss of $13 million to $15 million, or $0.30 to $0.35 per share. We continue to expect $7 million to $10 million in positive EBITDAS for the full fiscal year,” Henry concluded.

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-312-1227 and using conference ID 1054947. A telephonic playback of the call will be available from 1:00 p.m. ET on November 4, 2008 through 1:00 p.m. ET on November 11, 2008. Please call (719) 457-0820 and refer to conference ID 1054947 to access the playback.

About American Superconductor (NASDAQ: AMSC)

AMSC is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering grid interconnection solutions as well as licensed wind turbine designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids™, motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, PQ-IVR, PowerModule, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended September 30,		Six months ended September 30,
	2008	2007	2008	2007
Revenues:
Power Systems	$35,576	$19,186	$71,506	$33,554
Superconductors	4,799	2,437	8,686	7,838

Total revenues	40,375	21,623	80,192	41,392

Cost of revenues	29,670	16,004	57,866	32,191

Gross profit	10,705	5,619	22,326	9,201

Operating expenses:
Research and development	4,688	3,792	9,601	8,006
Selling, general and administrative	8,849	7,151	17,742	13,269
Amortization of acquisition related intangibles	481	1,772	984	2,934
Restructuring and impairments	500	93	500	911

Total operating expenses	14,518	12,808	28,827	25,120

Operating loss	(3,813)	(7,189)	(6,501)	(15,919)

Interest income	801	1,204	1,576	1,550
Other income (expense), net	481	(151)	(1,990)	(1,165)

Loss before income tax	(2,531)	(6,136)	(6,915)	(15,534)

Income tax expense	1,537	537	3,256	792

Net loss	$(4,068)	$(6,673)	$(10,171)	$(16,326)

Net loss per common share
Basic and Diluted	$(0.10)	$(0.17)	$(0.24)	$(0.44)

Weighted average number of common shares outstanding
Basic and Diluted	42,745	39,208	42,380	37,249

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$55,794	$67,834
Marketable securities	65,809	38,398
Accounts receivable, net	29,908	37,108
Inventory	15,586	10,907
Restricted cash	5,879	12,312
Prepaid expenses and other current assets	6,023	4,467
Deferred tax assets, net	1,243	2,293

Total current assets	180,242	173,319

Property, plant and equipment, net	54,697	54,308
Goodwill	26,830	18,530
Intangibles, net	10,170	11,583
Long-term restricted cash	1,406	860
Other assets	2,836	2,634

Total assets	$276,181	$261,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	33,385	38,356
Deferred revenue	12,011	10,629

Total current liabilities	45,396	48,985

Non-current liabilities
Deferred revenue	3,748	2,043
Deferred tax liabilities, net	916	1,244
Other non-current liabilities	58	510

Total liabilities	50,118	52,782

Stockholders’ equity:
Common stock	432	415
Additional paid-in capital	646,662	615,017
Accumulated other comprehensive income (loss)	(358)	3,522
Accumulated deficit	(420,673)	(410,502)

Total stockholders’ equity	226,063	208,452

Total liabilities and stockholders’ equity	$276,181	$261,234

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(10,171)	$(16,326)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	4,134	5,261
Stock-based compensation expense	5,194	3,023
Stock-based compensation expense - non-employee	42	127
Impairment charges on long-lived assets	—	607
Inventory write-down charges	—	933
Re-valuation of warrant	1,334	1,256
Deferred income taxes	616	(217)
Other non-cash items	1,267	20
Changes in operating asset and liability accounts, excluding the effect of acquisitions:
Accounts receivable	4,837	(5,247)
Inventory	(4,762)	(1,992)
Prepaid expenses and other current assets	(1,780)	(1,506)
Accounts payable and accrued expenses	(1,044)	(1,828)
Deferred revenue	3,853	4,428

Net cash provided by (used in) operating activities	3,520	(11,461)

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(3,305)	(3,511)
Proceeds from the sale of property, plant and equipment	2	390
Purchase of marketable securities	(62,217)	(134,552)
Proceeds from the maturity of marketable securities	34,679	123,027
Change in restricted cash	5,785	(4,312)
Acquisition costs, net of cash acquired in acquisitions	—	(102)
Purchase of intangible assets	(612)	(439)
Change in other assets	(84)	34

Net cash used in investing activities	(25,752)	(19,465)

Cash flows from financing activities:
Proceeds from follow-on public offering, net	—	93,615
Proceeds from exercise of employee stock options	11,997	8,347

Net cash provided by financing activities	11,997	101,962

Effect of exchange rate changes on cash and cash equivalents	(1,805)	178

Net increase (decrease) in cash and cash equivalents	(12,040)	71,214
Cash and cash equivalents at beginning of period	67,834	15,925

Cash and cash equivalents at end of period	$55,794	$87,139

Supplemental schedule of cash flow information:
Issuance of common stock in connection with acquisitions	$—	$4,349
Non-cash contingent consideration in connection with acquisitions	9,784	—
Non-cash issuance of common stock	301	1

Reconciliation of Net Loss to EBITDAS

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2008	2007	2008	2007
Net loss	$(4,068)	$(6,673)	$(10,171)	$(16,326)
Interest income	(801)	(1,204)	(1,576)	(1,550)
Other income (expense), net	(481)	151	1,990	1,165
Income tax expense	1,537	537	3,256	792
Depreciation and amortization	2,010	2,951	4,134	5,261

EBITDA	(1,803)	(4,238)	(2,367)	(10,658)
Stock-based compensation	2,896	1,945	5,194	3,023

EBITDAS	$1,093	$(2,293)	$2,827	$(7,635)

Reconciliation of Forecast Net Loss to Forecast EBITDAS for Fiscal Year 2008

(In thousands)

	High	Low
Net Loss	$(13,000)	$(15,000)
Interest income	(3,500)	(3,500)
Other income (expense), net	2,000	2,000
Income tax expense	6,000	5,500
Depreciation and amortization	8,000	8,000

EBITDA	(500)	(3,000)
Stock-based compensation	10,500	10,000

EBITDAS	$10,000	$7,000

Note: EBITDAS is a non-GAAP financial measure defined by the company as net income before interest, taxes, other income and expense, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions, taxes associated with AMSC Windtec, and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net loss is set forth in the table above.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

978-842-3177

jfredette@amsc.com